Simmons Company
Reports First Quarter 2008 Results

•	Net Sales Increase 3.5%
•	Ninth Consecutive Quarter of Domestic Sales Growth Rate Exceeding the Industry
         _________________________________________________________________

ATLANTA, May 6, 2008 – Simmons Company (“Company” or “Simmons”), the holding company for Simmons Bedding Company (“Simmons Bedding”), a leading manufacturer of premium-branded bedding products, today released operating results for the first quarter of 2008.

For the first quarter of 2008, net sales increased 3.5% to $276.9 million compared to $267.4 million for the same period last year.  Domestic segment net sales increased $6.8 million, or 2.9%, to $245.1 million compared to the same period of 2007.  The domestic segment sales growth was primarily attributable to an increase in conventional bedding average unit sales price of 7.9% which was partially offset by a decrease in conventional bedding units sold of 3.6%.  Gross profit for the first quarter of 2008 was $109.7 million, or 39.6% of net sales, compared to $108.2 million, or 40.5% of net sales, for the same period of 2007.   For the first quarter of 2008, operating income was $22.1 million, or 8.0% of net sales, compared to $25.2 million, or 9.4% of net sales, for the same period last year.  Net income was $2.5 million for the first quarter of 2008 compared to $4.4 million for the same period in 2007.  For the first quarter of 2008, Adjusted EBITDA (see the Supplemental Information to this press release) was $33.0 million, or 11.9% of net sales, compared to $36.1 million, or 13.5% of net sales for the first quarter of 2007.

“Despite a very difficult retail and economic environment, we continued to gain market share in the U.S. during the first quarter,” said Charlie Eitel, Simmons Chairman and Chief Executive Officer.  “Our sales growth rate has exceeded that of the industry for nine consecutive quarters due to our strong product offerings across all retail price points, outstanding service and our solid relationships with our customers.”

Mr. Eitel continued, “Our operating results for the quarter were negatively impacted by rising raw material and fuel prices.  While we have taken significant measures to lower our overall cost structure and implemented price increases on certain products in November 2007 and March 2008, the majority of the benefits associated with these initiatives will not begin to be realized until the second and third quarters of 2008.  We believe our efforts will put us in a position to continue to be successful in this challenging retail and manufacturing environment.”

As of March 29, 2008, Simmons’ working capital (see Supplemental Information to this press release) was 2.4% of net sales for the trailing twelve months compared to 2.3% a year ago.

The Company will discuss its first quarter 2008 financial results on a webcast Tuesday, May 6, 2008 beginning at 5:00 p.m. Eastern time.  The webcast will be available for replay or download through podcast at the Company’s website www.simmons.com until May 20, 2008.

About Simmons Company

Atlanta-based Simmons Company, through its indirect subsidiary Simmons Bedding Company, is one of the world's largest mattress manufacturers, manufacturing and marketing a broad range of products including Beautyrest®, Beautyrest Black®, ComforPedic by SimmonsTM, Natural Care®, Beautyrest BeginningsTM and Deep Sleep®. Simmons Bedding Company operates 21 conventional bedding manufacturing facilities and two juvenile bedding manufacturing facilities across the United States, Canada and Puerto Rico. Simmons also serves as a key supplier of beds to many of the world’s leading hotel groups and resort properties.  Simmons is committed to developing superior mattresses and promoting a higher quality sleep for consumers around the world.  For more information, visit the Company's website at www.simmons.com.

“Safe Harbor” Statement under Private Securities Litigation Reform Act of 1995:

This press release includes forward-looking statements that reflect our current views about future events and financial performance.  Words such as “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts” and variations of such words or similar expressions that predict or indicate future events, results or trends, or that do not relate to historical matters, identify forward-looking statements.  The forward-looking statements in this press release speak only as of the date of this report.  These forward-looking statements are expressed in good faith and we believe there is a reasonable basis for them.  However, there can be no assurance that the events, results or trends identified in these forward-looking statements will occur or be achieved.  Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from our expectations.  These factors include, but are not limited to: (i) general economic and industry conditions; (ii) competitive pricing pressures in the bedding industry; (iii) legal and regulatory requirements; (iv) the success of our new products and the future costs to roll out such products; (v) our relationships with and viability of our major suppliers; (vi) fluctuations in our costs of raw materials and energy prices; (vii) our relationship with and viability of significant customers and licensees; (viii) our ability to increase prices on our products and the effect of these price increases on our unit sales; (ix) an increase in our return rates and warranty claims; (x) our labor relations; (xi) departure of our key personnel; (xii) encroachments on our intellectual property; (xiii) our product liability claims; (xiv) our level of indebtedness; (xv) interest rate risks; (xvi) foreign currency exchange rate risks; (xvii) compliance with covenants in our debt agreements; (xviii) our future acquisitions; (xix) our ability to achieve the expected benefits from any personnel realignments; (xx) our ability to successfully implement our new enterprise resource planning system; and (xxi) other risks and factors identified from time to time in our reports filed with the Securities and Exchange Commission.  We undertake no obligation to update or revise any forward-looking statements, either to reflect new developments or for any other reason.

-table follows-

Simmons Company and Subsidiaries
Unaudited Condensed Historical Consolidated Statements of Operations
(in thousands)

	Quarters Ended

	March 29,	March 31,
	2008	2007
Net sales	$276,881	$267,406
Cost of products sold	167,207	159,215
Gross profit	109,674	108,191

Operating expenses:
Selling, general and administrative expenses	88,551	84,708
Amortization of intangibles	1,589	1,479
Licensing revenues	(2,568)	(3,193)
	87,572	82,994
Operating income	22,102	25,197
Interest expense, net	17,815	18,389
Income before income taxes	4,287	6,808
Income tax expense	1,772	2,395
Net income	$2,515	$4,413

Adjusted EBITDA (a)	$32,981	$36,101

See Notes to Condensed Historical Financial Data.

Simmons Company and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands)

	March 29,	December 29,
	2008	2007*
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$17,972	$27,520
Accounts receivable, net	124,066	119,984
Inventories	39,148	35,207
Other current assets	24,176	25,281
Total current assets	205,362	207,992

Property, plant and equipment, net	90,909	87,449
Goodwill, net	538,568	540,126
Intangible assets, net	600,165	604,547
Other assets	40,934	37,539
Total assets	$1,475,938	$1,477,653

Liabilities and Stockholder's Equity
Current liabilities:
Current maturities of long-term debt	$675	$772
Accounts payable	79,267	72,484
Accrued expenses	81,405	96,366
Total current liabilities	161,347	169,622

Long-term debt	923,731	900,716
Deferred income taxes	190,687	190,321
Other non-current liabilities	31,365	28,842
Total liabilities	1,307,130	1,289,501

Stockholder's equity	168,808	188,152
Total liabilities and stockholder's equity	$1,475,938	$1,477,653

* Derived from the Company's 2007 audited consolidated financial statements

See Notes to Condensed Historical Financial Data.

	Simmons Company and Subsidiaries
	Notes to Unaudited Condensed Historical Financial Data

Adjusted EBITDA (as defined in Simmons Bedding's senior credit facility) differs from the term "EBITDA" as it is commonly used. In addition to adjusting net income to exclude interest expense, income taxes and depreciation and amortization, Adjusted EBITDA as we interpret the definition also adjusts net income by excluding items or expenses not typically excluded in the calculation of "EBITDA" such as management fees, reorganization costs, ERP system implementation costs and other unusual or non-recurring charges or credits. In addition, Adjusted EBITDA, as defined, includes the pro forma effect of business acquisitions and dispositions including synergies. Adjusted EBITDA is presented because it is a material component of the covenants contained within Simmons Bedding's credit agreements and a measure used by management to determine operating performance. EBITDA does not represent net income or cash flow from operations as those terms are defined by accounting principles generally accepted in the United States and does not necessarily indicate whether cash flows will be sufficient to fund cash needs. Below is a reconciliation of net income to Adjusted EBITDA:

a)

		Quarter Ended

		March 29,	March 31,
		2008	2007

	Net income	$2,515	$4,413
	Depreciation and amortization	8,216	7,348
	Income tax expense	1,772	2,395
	Interest expense	17,946	18,756

	EBITDA	30,449	32,912

	Reorganization expense including management severance	275	620
	Management fees	488	465
	Relocation of manufacturing and Canada corporate facilities	558	-
	Non-recurring professional service fees	408	-
	Transaction related expenditures including integration costs	107	585
	Conversion costs associated with meeting new flammability standard	-	913
	ERP system implementation costs	482	-
	Other	214	606

	Adjusted EBITDA	$32,981	$36,101

b)	Working capital computation (current assets less current liabilities, excluding cash and current maturities of long-term debt):

		March 29,	December 29,
		2008	2007

	Current assets	$205,362	$207,992

	Less:
	Cash and cash equivalents	(17,972)	(27,520)
		187,390	180,472

	Current liabilities	161,347	169,622

	Less:
	Current maturities of long-term debt	(675)	(772)
		160,672	168,850

	Working capital	$26,718	$11,622